Exhibit 99.1

MINDEN BANCORP, INC.

100 MBL BANK DRIVE

MINDEN, LOUISIANA 71055

_____________________________________

318-377-0523 TELEPHONE

3118-377-0038 FAX

www.mblminden.com

PRESS RELEASE

Release Date:
February 15, 2012
For Further Information:
Jack E. Byrd, Jr., Chairman/President/CEO
318-371-4156
E-mail: jack@mblminden.com

or

Becky T. Harrell, Treasurer/CFO
318-371-4123
E-mail: becky@mblminden.com

MINDEN BANCORP, INC. REPORTS RESULTS OF OPERATIONS

FOR THE YEAR AND 4TH QUARTER ENDED DECEMBER 31, 2011

MINDEN, LA. – February 15, 2012-Minden Bancorp, Inc. (the “Company”) (OTC BB: MDNB) today reported net income for the quarter ended December 31, 2011 of $535,000 or $0.22 per diluted share, as compared to net income of $497,000 or $0.20 per diluted share for the quarter ended December 31, 2010. The $38,000 or 7.6% increase reflects a $103,000 increase in net interest income and a $94,000 increase in non-interest income offset partially by increases of $138,000 in non-interest expense and $21,000 in the provision for income taxes.

The Company reported net income of $2.6 million or $1.05 per diluted share for the year ended December 31, 2011, an increase of $366,000 or 16.2% as compared to net income of $2.3 million or $0.91 per diluted share for the year ended December 31, 2010.

The per share amounts reflected herein reflect the completion on January 4, 2011 of the conversion of MBL Bank, the wholly owned subsidiary of the Company, from the mutual holding company form of organization to the stock holding company form of organization and the concurrent public stock offering.

Total assets increased $16.8 million or 6.8% to $264.6 million at December 31, 2011 compared to $247.8 million at December 31, 2010. The increase primarily reflected a $3.7 million increase in cash and cash equivalents, a $10.4 million or 16.6% increase in investment securities and a $4.3 million or 3.4% increase in net loans. The Company continued its efforts to expand its loan portfolio during 2011. Total deposits increased by $11.6 million or 5.5% to $223.7 million at December 31, 2011. The increase reflected normal growth partially offset by the transfer to the Company’s equity of deposits submitted to fund the purchase of shares in the offering.

Stockholders’ equity increased by $14.9 million or 61.9% to $39.0 million at December 31, 2011 as compared to $24.1 million at December 31, 2010. The increase was primarily due to the $12.9 million net increase as result of the receipt of proceeds from the sale of the shares of common stock of the Company issued in the second-step conversion combined with a $2.6 million increase due to profitable operations for the year ended December 31, 2011 and a $127,000 increase in accumulated other comprehensive income reflecting an increase in unrealized gains related to investment securities available for sale as a result of the increase in the market value thereof since December 31, 2010. This was partially offset by dividends paid of $467,000 and the purchase of shares for the Company’s Recognition and Retention Plan. Stockholders’ equity amounted to $16.13 per share at December 31, 2011.

Net interest income for the three months ended December 31, 2011 increased $103,000 or 5.6% to $2.0 million as compared to $1.9 million for the same period in 2010. Net interest income increased $590,000 or 8.3% to $7.7 million for the year ended December 31, 2011 as compared to $7.1 million for the same period in 2010. The increase in net interest income for the three months ended December 31, 2011 reflected a decrease in interest income of $3,000 combined with a $106,000 decrease in interest expense. The increase in net interest income for the year ended December 31, 2011 reflected an increase in interest income of $255,000 combined with an interest expense decrease of $335,000. Interest income variances reflect the continued growth of our loan and investment portfolios offset by the re-pricing downward of such portfolios as a result of the decline in interest rates and yields. Interest expense decreases are a reflection of the continued re-pricing downward of our deposit liabilities resulting from the decline in interest rates.

The provision for loan losses amounted to $280,000 and $370,000 for the three months and year ended December 31, 2011, respectively. At December 31, 2011, the Company’s total nonperforming assets and troubled debt restructurings amounted to $1.1 million or 0.4% of total assets as compared to $514,000 or 0.2% at December 31, 2010.

Total non-interest income increased from $206,000 and $795,000 for the three months and year ended December 31, 2010, respectively, to $300,000 and $1,180,000 for the comparable periods in 2011. The 2011 periods reflected modest increases in customer service fees as we continued to emphasize the development of relationship banking. The increase for the three months and year ended December 31, 2011 also reflects a net gain on sale of assets of $33,000 and $212,000, respectively. The Company sold $18.4 million of investment securities during the year ended December 31, 2011.

Non-interest expense increased from $1.0 million and $4.1 million for the three months and year ended December 31, 2010, respectively, to $1.2 million and $4.5 million for the comparable periods in 2011. The increases for the 2011 periods were due to increases in general, administrative and supervisory fees.

Minden Bancorp, Inc., headquartered in Minden, Louisiana, is the holding company for MBL Bank. The Bank is a 101 year old Louisiana-chartered FDIC-insured thrift serving Minden and the surrounding areas of northwest Louisiana from two full-service banking offices. The Bank offers a wide variety of financial services and products throughout its market area.

The Company’s filings with the Securities and Exchange Commission are available at the Securities and Exchange Commission’s website at http://www.sec.gov. The press release can be found on Minden Bancorp’s website at http://www.mblminden.com/.

This news release may contain forward-looking statements as the term is defined in the Private Securities Litigation Reform Act of l995. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Such forward-looking statements, by their nature, are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Such factors include, but are not limited to, changes to interest rates which could affect the net interest margin and net interest income, the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission. The Company does not undertake to update any forward-looking statements.

MINDEN BANCORP, INC.

UNAUDITED SELECTED CONSOLIDATED FINANCIAL CONDITION DATA

(In thousands)

	December 31,	December 31,
	2011	2010

Total assets	$264,598	$247,751
Cash and cash equivalents	52,407	48,702
Investment securities	72,955	62,575
Loans receivable - net	131,454	127,190
Deposits	223,713	212,085
Total stockholders' equity	39,030	24,110

MINDEN BANCORP, INC.

UNAUDITED SELECTED CONSOLIDATED OPERATING DATA

(In thousands, except for per share data)

	Three Months Ended			Year Ended
	December 31,			December 31,
	2011	2010		2011	2010

Interest income, including fees	$2,305	$2,308		$9,197	$8,942
Interest expense	347	453		1,509	1,844
Net interest income	1,958	1,855		7,688	7,098
Provision for loan losses	280	280		370	370
Net interest income after
provision for loan loss	1,678	1,575		7,318	6,728
Total non-interest income	300	206		1,180	795
Total non-interest expenses	1,167	1,029		4,529	4,110
Income before income taxes	811	752		3,969	3,413
Income tax expense	276	255		1,350	1,160
NET INCOME	$535	$497		$2,619	$2,253

EARNINGS PER SHARE
Basic	$0.23	$0.21	*	$1.13	$0.96	*
Diluted	$0.22	$0.20	*	$1.05	$0.91	*

* Basic and diluted earnings per share for the 2010 periods have been adjusted to take into account the conversion of MBL Bank from the mutual holding company structure to the stock holding company structure.